Exhibit 3.5
                  CERTIFICATE OF AMENDMENT
                           TO THE
                CERTIFICATE OF INCORPORATION
                             OF
                   CALENERGY COMPANY, INC.


     CALENERGY COMPANY, INC., a Delaware corporation (the
"Company"), HEREBY CERTIFIES AS FOLLOWS:

     FIRST: The name of the Company is CalEnergy Company, Inc. The date of the filing of the Company's most recent Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was February 23, 1995; provided, however, that such Restated Certificate of Incorporation was further amended by a Certificate of Ownership and Merger dated March 22, 1996, which amended the Company's name.

     SECOND: That the following resolution was approved and adopted by the Board of Directors of the Company.

     THIRD: That the following resolution was approved and adopted pursuant to authorization by the stockholders of the Company at the annual meeting of the Company's stockholders duly called and held on May 15, 1997:

     RESOLVED:  That paragraph A of Article Fourth of the
     Company's Restated Certificate of Incorporation be deleted in its entirety and the following be and hereby is inserted in lieu thereof:

          FOURTH:   A.   The Corporation is authorized to
     issue two classes of shares of stock, to be designated respectively as Preferred Stock shares and as Common Stock shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Eighty Two Million (182,000,000) shares, and the aggregate par value of all shares that are to have a par value is Twelve Million One Hundred Fifty Thousand Dollars ($12,150,000). The number of Preferred Stock shares is Two Million (2,000,000) shares, each without par value. The number of Common Stock shares that are to have a par value is One Hundred Eighty Million (180,000,000), and each such Common Stock share is to have a par value of Six and Seventy-Five One Hundredths Cents ($0.0675) per share.

     FOURTH: That said amendment herein certified was duly adopted in accordance with Section 242 of the General
Corporation Law of the State of Delaware.

     The effective time of the amendment herein certified shall be immediately upon filing.

     IN WITNESS WHEREOF, CALENERGY COMPANY, INC. has caused this Certificate to be executed and attested by the undersigned, this 19th day of May, 1997.

                         CALENERGY COMPANY, INC.


                         By:  /s/  Steven A. McArthur
                         Name:     Steven A. McArthur
                         Title:    Secretary

ATTEST:


By:  /s/  Douglas L. Anderson
Name:     Douglas L. Anderson
Title:    Assistant Secretary